SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM N-8A

                          NOTIFICATION OF REGISTRATION
                       FILED PURSUANT TO SECTION 8(a) OF
                       THE INVESTMENT COMPANY ACT OF 1940



     The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940, and in connection with such Notification of Registration submits the following information:

Name:   MUNICIPAL INFLATION PROTECTED FUND, INC.


Address of Principal Business Office (No. & Street, City, State, and Zip Code):

               MUNICIPAL INFLATION PROTECTED FUND, INC.
               800 Scudders Mill Road
               Plainsboro, New Jersey 08536

Telephone Number (including area code):  (609) 282-2800

Name and Address of Agent for Service of Process:

               Robert C. Doll, Jr.
               800 Scudders Mill Road
               Plainsboro, New Jersey  08536

Check Appropriate Box:

               Registrant is filing a Registration Statement pursuant to
               Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

               YES |X|                                           NO |_|

                                   SIGNATURES


     Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has caused this Notification of Registration to be duly signed on its behalf in the City of Plainsboro and State of New Jersey on the 28th day of April, 2005.




                    MUNICIPAL INFLATION PROTECTED FUND, INC.




                             By:  /s/ Brian D. Stewart
                                  ----------------------------------
                                  Name:  Brian D. Stewart
                                  Title: President





 Attest: /s/ Alice A. Pellegrino
         ----------------------------------
         Name:  Alice A. Pellegrino
         Title: Secretary